Exhibit 1.3

Dated

KfW

- and -

- and -

- and -

the other MANAGERS named herein

FORM OF SUBSCRIPTION AGREEMENT

EUR

                  % Global Bonds due

HENGELER MUELLER

Frankfurt am Main

SUBSCRIPTION AGREEMENT dated

between

(1)                                 KfW, an institution organized under public law of the Federal Republic of Germany (the “Issuer”), and

(2)

                                                (each a “ Manager” and together the “ Managers”)

The parties hereby record the arrangements between them in respect of an issue of EUR                     % Global Bonds due            of the Issuer (the “Bonds”).

§1                                  Agreement to Issue; the Bonds; the Agreements

(1)                                 The Issuer agrees to issue the Bonds on            (the “Closing Date”).

(2)                                 The terms and conditions applicable to the Bonds are set forth in the Terms and Conditions of the Bonds (the “Conditions”) attached hereto as Schedule 1.1.

(3)                                 The Bonds will be issued in the denomination of EUR 1,000 each and will be represented by two or more permanent global certificates without interest coupons (the “Global Certificates”). One of the Global Certificates (the “CBF Global Certificate”) will be kept in custody by Clearstream Banking AG, Frankfurt am Main (“CBF”), or any successor, until all obligations of the Issuer under the Bonds have been satisfied. The CBF Global Certificate will be issued in bearer form and will represent the Bonds credited to accounts of financial institutions that are accountholders of CBF, including such Bonds which are held through Euroclear Bank SA/NV and Clearstream Banking, société anonyme, Luxembourg, each of which maintains an account with CBF. The other Global Certificate or Global Certificates (together, the “DTC Global Certificate”) will be kept in custody by Deutsche Bank Trust Company Americas, New York (“DBTCA”), or any successor, as custodian for The Depository Trust Company, New York (“DTC”) until all obligations of the Issuer under the Bonds have been satisfied. The DTC Global Certificate will be issued in registered form in the name of Cede & Co., as nominee of DTC, and will represent the Bonds credited to accounts maintained with DTC by financial institutions that are participants in DTC. The Bonds represented by the CBF Global Certificate and the DTC Global Certificate, respectively, will together equal the aggregate principal amount of the Bonds outstanding at any time. The amount of Bonds represented by each of the CBF Global Certificate and the DTC Global Certificate will be evidenced by the register (the “Register”) kept by the Registrar (as defined in § 1(4) below). Definitive certificates and interest coupons for individual Bonds will be issued only in certain limited circumstances for Bonds represented by the DTC Global Certificate. The CBF Global Certificate and the DTC Global Certificate will be substantially in the forms set out in Schedule 2.1 and Schedule 3.1, respectively.

(4)                                 Concurrently with the signing of this Agreement, the Issuer is entering into the supplemental agency agreement dated            (the “Supplemental Agency Agreement”) with Deutsche Bank Aktiengesellschaft, as registrar (the “Registrar”) and paying agent (the “Paying Agent”) for the Issuer.

This Agreement and the Supplemental Agency Agreement (which includes the Amended and Restated Agency Agreement dated           ) are together referred to herein as the “Agreements”.

§2                                  Purchase

Each of the Managers agrees, severally and not jointly, to purchase the Bonds in such principal amounts as are set forth in Schedule 4 for delivery on the Closing Date at the issue price of            % of the aggregate principal amount of the Bonds (the “Issue Price”).

§3                                  Disclosure

(1)                                 The Issuer confirms that: (i) it has prepared and filed with the U.S. Securities and Exchange Commission (the “Commission”) in accordance with the provisions of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Commission thereunder (the “Securities Act Regulations”), a registration statement (No. 333-           ), including a base prospectus dated [•], relating to certain of its debt securities (including the Bonds) and the offering thereof from time to time on a delayed or continuous basis pursuant to Release Nos. 33-6240 and 33-6424 under the Securities Act; (ii) such registration statement has been declared effective by the Commission; (iii) a prospectus supplement relating to certain offerings by the Issuer of Euro-denominated global bonds, dated [•], has been filed pursuant to Rule 424(b) under the Securities Act; and (iv) a pricing supplement, dated as of the date hereof, relating to the Bonds will be filed pursuant to Rule 424(b) under the Securities Act (such registration statement, as amended at the date hereof, including the exhibits thereto, is herein referred to as the “Registration Statement”; such base prospectus filed as part of the Registration Statement is herein referred to as the “Base Prospectus”; such prospectus supplement is herein referred to as the “Prospectus Supplement”; such pricing supplement relating to the Bonds is herein referred to as the “Pricing Supplement”; the Base Prospectus, together with the Prospectus Supplement, each as amended and supplemented at the Relevant Time (as defined below), is herein referred to as the “Pricing Prospectus”; and the final prospectus, consisting of the Pricing Prospectus and the Pricing Supplement, each as amended and supplemented, is herein referred to as the “Prospectus”; any reference herein to the Base Prospectus, the Prospectus Supplement, the Pricing Supplement, the Pricing Prospectus or the Prospectus shall, in each case, include the documents, if any, incorporated by reference therein as of the date of such prospectus; and any reference to “amendments” or “supplements” to the Registration Statement, the Base Prospectus, the Prospectus Supplement, the Pricing Supplement, the Pricing Prospectus or the Prospectus shall include all documents subsequently filed with the Commission that are incorporated by reference therein).

(2)                                 The Registration Statement, the Base Prospectus, the Prospectus Supplement, any other prospectus supplement relating to the Bonds, the Pricing Supplement, the Pricing Prospectus, the Prospectus, any term sheet or other issuer free writing prospectus (as defined in Rule 433 of the Securities Act Regulations) relating to the Bonds prepared by the Issuer (subject to § 3 of Schedule 5) and, subject to § 4 of Schedule 5, any issuer information (as defined in Rule 433 of the Securities Act Regulations) prepared by the Issuer and filed or required to be filed under the Securities Act pursuant to Rule 433(d) of the Securities Act Regulations are together referred to as the “Disclosure Documents”.

(3)                                 The “Relevant Time” is the time on the date of pricing immediately prior to the time of first sale of Bonds by the Managers (as notified to the Issuer by the Managers).

(4)                                 The Issuer and each of the Managers agree that they will comply with the requirements of the Securities Act in connection with the issue, offering and distribution of the Bonds and the distribution of the Disclosure Documents in the United States of America (the “United States”). The Managers may distribute term sheets or other free writing prospectuses (as defined in Rule 405 of the Securities Act Regulations) in accordance with, and subject to the provisions of, § 4 of Schedule 4 in connection with the offering and sale of the Bonds in the United States.

§4                                  Stabilization

(1)                                 In connection with the offering of the Bonds, [insert Stabilization Manager] (the “Stabilization Manager”) or any person acting for it may over-allot the Bonds or effect transactions with a view to supporting the market price of the Bonds at a level higher than that which might otherwise prevail. However, stabilization may not necessarily occur. Any stabilization action may begin at any time after the adequate public disclosure of the final terms of the offer of the Bonds and, if begun, may cease at any time, but it must end no later than the earlier of 30 days after the Closing Date and 60 days after the date of the allotment of the Bonds. In doing so, the Stabilization Manager or any person acting for it shall act as principal and not as agent of the Issuer. Any stabilization action or over-allotment must be conducted by the Stabilization Manager or any person acting for it in accordance with all applicable laws and rules. The Stabilization Manager shall also act as central point responsible pursuant to Article 6(5) Commission Delegated Regulation (EU) 2016/1052 of March 8, 2016 supplementing Regulation (EU) No 596/2014 of the European Parliament and of the Council. The Issuer shall not in any event be obligated to issue more than EUR            in aggregate principal amount of the Bonds.

(2)                                 As between the Issuer and the Managers, any loss resulting from stabilization shall be borne, and any profit arising therefrom shall be retained, by the Managers.

§5                                  Distribution in the United States

(1)                                 Because it is expected that a portion of the Bonds may be distributed in the United States, the Issuer and the Managers agree on the additional terms set out in Schedule 5.

(2)                                 As specified in § 6 of Schedule 5, each Manager agrees to notify Simpson Thacher & Bartlett LLP, as U.S. counsel to the Managers, of the U.S. Sales Amount applicable to it seven calendar days after the Closing Date. The Managers agree to cause Simpson Thacher & Bartlett LLP to promptly thereafter report the aggregate U.S. Sales Amounts applicable to the Managers to Sullivan & Cromwell LLP, as U.S. counsel for the Issuer. For purposes of the foregoing, the “U.S. Sales Amount” applicable to a Manager shall mean the total principal amount of Bonds initially sold in the United States by such Manager as part of its initial allotment.

§6                                  Selling Restrictions; Representations and Information by the Managers

(1)                                 Each Manager agrees with the Issuer to be bound by the terms and provisions set out in Schedule 6.

(2)                                 Each Manager acknowledges that it is authorized to distribute the Disclosure Documents in accordance with, and subject to the provisions of, Schedule 5 and agrees with the Issuer that, in connection with the issue, offering and distribution of the Bonds and the possession and distribution of the Disclosure Documents:

(a)                                 in the United States:

it will comply with the requirements of the Securities Act and any applicable securities laws, rules and regulations of any relevant state jurisdiction in the United States;

(b)                                 outside the United States:

(i)            it will not make, and warrants that it has not made, any representation regarding the Issuer or the Bonds other than (y) as contained in this Agreement and the Disclosure Documents, or which is fairly derived and is consistent with, those contained in this Agreement and the Disclosure Documents, or (z) as is approved or provided by the Issuer for the purpose of the issue, offering and distribution of the Bonds; and

(ii)           it will not provide, and represents and warrants that it has not provided, any information regarding the Issuer or the Bonds other than (y) that which is contained in or is fairly derived from and is consistent with, this Agreement and the Disclosure Documents, or (z) information already in the public domain;

in each case in accordance with and subject to the limitations of Schedule 6.

(c)                                  in the European Economic Area:

it has informed and will inform the Issuer about the result of the target market assessment made by it or made in agreement with the other Managers in respect of the Bonds in accordance with the product governance rules of Directive 2014/65/EU and implementing legislation (as amended, “MiFID II”) (the “target market”), including by providing wording relating to such target market for inclusion in the Final Term Sheet under the heading “Notice by the Managers to Distributors regarding MiFID II Product Governance” and in the Pricing Supplement under the heading “Notice by the Managers to Distributors Regarding MiFID II Product Governance”.

(3)                                 Each Manager agrees to indemnify the Issuer and each other Manager and their respective directors, officers and employees, and any affiliate of the Issuer or such Manager, against any loss, liability, cost, expense, claim or action (including all reasonable costs, charges or expenses paid or incurred in disputing or defending any of the foregoing) which any of them may incur or which may be made against any of them arising out of, in relation to, or in connection with, (i) any failure by it to observe the terms and provisions set out in Schedule 6 (to the extent that any such failure relates to the issue, offering and distribution of the Bonds by a Manager outside the United States or possession or distribution of any of the Disclosure Documents or any other offering material by a Manager outside the United States) and in § 6(2)(b) above, (ii) any failure by it to observe the terms and provisions set out in § 6(2)(c) above and (iii) the disclosure of the target market in respect of the Bonds made by it under the product governance rules under MiFID II, including in particular the disclosure of the target market made by it in any relevant screen announcements in connection with the issue, offering and distribution of the Bonds, and the disclosure of the target market set forth in the Final Term Sheet and the Pricing Supplement provided by the Managers to the Issuer pursuant to § 6(2)(c) above.

(4)                                 Without prejudice to the restrictions on the usage, circulation, quotation and reference set forth in the comfort letters issued by [•], auditors of the Issuer [•], pursuant to § 10(1)(e) in connection with the issue of the Bonds, each Manager agrees not to disclose without the Issuer’s prior written consent such comfort letters including any attachment thereto (together with such comfort letters, the “Confidential Information”), to anyone except (i) the officers, directors, employees and professional advisors of such Manager or such Manager’s Group (the “Manager’s Group” shall mean the Manager and the Manager’s ultimate parent company and any subsidiary or branch of the Manager and the Manager’s ultimate parent company), to the extent necessary in the reasonable opinion of such Manager for the independent consideration and evaluation as to whether to subscribe to the Bonds, and (ii) its auditors. The Issuer, however, agrees that each Manager may disclose the Confidential Information (i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body or necessary in the reasonable opinion of such Manager to seek to establish any defense on any legal proceeding or investigation, (ii) where required by the rules of any stock exchange on which the shares or other securities of such Manager or any member of the Manager’s Group are listed, (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of such Manager or any member of the Manager’s Group, or (iv) if such information is already in the public domain at the time of its disclosure or shall come into the public domain (for a reason other than a breach by the Manager of this clause). The obligations of the Managers in this clause shall survive the termination of this Agreement and shall cease 15 months after the date of this Agreement. § 6(3)(i) shall apply mutatis mutandis.

(5)                                 The obligations of the Managers under § 6(1) through § 6(4) and Schedule 6 are several.

(6)                                 The Stabilization Manager for itself and on behalf of any person acting for it agrees with and warrants to the Issuer that any stabilizing activities pursuant to § 4(1) will be in compliance with all applicable laws, rules and regulations of any relevant jurisdiction required to be observed by the Stabilization Manager or any person acting for it. In connection with such stabilizing activities, the Stabilization Manager or any person acting for it shall on behalf of the Issuer conduct all activities and make all publications (if any) required to be conducted or made by the Issuer in connection with stabilization for the Stabilization Manager’s own account and at its own cost. § 6(3)(i) shall apply mutatis mutandis.

§7                                  Listing

(1)                                 The Issuer agrees with the Managers that (a) the Bonds are to be admitted for trading and quotation on the regulated market (regulierter Markt) of the stock exchange in Frankfurt am Main (the “Stock Exchange”) pursuant to § 32 subparagraph 3 No. 2 of the Stock Exchange Act (Börsengesetz) in connection with § 1 subparagraph 2 No. 3 of the German Securities Prospectus Act (Wertpapierprospektgesetz) without a prospectus, (b) it will obtain such admission and (c) it will use its reasonable efforts to maintain such admission until none of the Bonds is outstanding or until such time as payment in respect of principal and interest in respect of the Bonds has been duly provided for, whichever is earlier.

(2)                                 If the Issuer shall at any time determine that it can no longer reasonably comply with the requirements for admission for trading and quotation of the Bonds on the regulated market of the Stock Exchange, or if maintenance of such admission for trading and quotation on the regulated market of the Stock Exchange becomes unduly onerous, it shall be obliged to use its reasonable efforts to obtain and thereafter to maintain a listing of the Bonds on such other major stock exchange as it may (with the approval of each of the Managers) decide.

§8                                  Representations and Warranties

(1)                                 The Issuer represents and warrants to the Managers as of the date hereof that:

(a)                                 the Issuer exists as an institution organized under public law of the Federal Republic of Germany with full power and authority to own its assets and conduct its business as described in the Disclosure Documents;

(b)                                 the Agreements constitute valid and legally binding obligations of the Issuer;

(c)                                  the Bonds, when duly issued, authenticated and delivered in accordance with the provisions of the Agreements, will constitute valid and legally binding obligations of the Issuer, and the Bonds will benefit from the Institutional Liability (Anstaltslast) of the Federal Republic of Germany as well as from the statutory guarantee of the Federal Republic of Germany pursuant to § 1a of the Law Concerning KfW (Gesetz über die Kreditanstalt für Wiederaufbau (the “KfW Law”));

(d)                                 no action or thing is required to be taken, fulfilled or done (including the obtaining of any consent or license or the making of any filing or registration) for the issue of the Bonds, the carrying out by the Issuer of the other transactions contemplated by the Agreements or the compliance by the Issuer with the terms of the Bonds and the Agreements, except for those which have been, or will prior to the Closing Date be, obtained and are, or will on the Closing Date be, in full force and effect;

(e)                                  the entry into the Agreements, the issue of the Bonds, the carrying out by the Issuer of the other transactions contemplated by the Agreements and compliance with their terms do not and will not conflict with or infringe the KfW Law, the By-Laws of the Issuer or any of its other obligations or any rule of law to which it is subject;

(f)                                   the Registration Statement and the Prospectus comply in all respects with all applicable legal requirements; the statements contained in the Registration Statement and the Prospectus are in every material respect accurate and not misleading; there are no other facts the omission of which would make any statement in the Registration Statement and the Prospectus misleading in any material respect; and all reasonable enquiries have been made by the Issuer to ascertain such facts and to verify the accuracy of all such information and statements;

(g)                                  the consolidated financial statements of the Issuer included or incorporated by reference in the Disclosure Documents, together with the related schedules and notes, have been prepared in accordance with International Financial Reporting Standards as adopted by the European Union, consistently applied, except as set forth therein, and pursuant to the relevant laws of the Federal Republic of Germany, and present fairly the financial position of the Issuer as at the dates, and the results of operations of the Issuer for the periods, in respect of which they have been prepared; and, insofar as relevant to the offering of the Bonds, since the date of the latest audited consolidated financial statements of the Issuer included or incorporated by reference in the Disclosure Documents, there has been no material adverse change (nor any development or event reasonably likely to involve a prospective material adverse change) in the condition (financial or other), or in the earnings (insofar as such change does or would materially adversely affect the Issuer’s financial condition), business or operations of the Issuer, except as otherwise disclosed in the Disclosure Documents;

(h)                                 there are no pending proceedings against or affecting the Issuer, which, if determined adversely to the Issuer, would adversely affect the ability of the Issuer to perform its obligations under the Agreements or the Bonds or which are otherwise material in the context of the issue of the Bonds and no such proceedings are, to the best of the Issuer’s knowledge, threatened or contemplated; and

(i)                                     the Issuer has not engaged, and will not engage, in any jurisdiction in any activity with respect to the issue and offering of the Bonds that is not permitted by the laws of such jurisdiction.

(2)                                 The Issuer agrees to indemnify each Manager and its directors, officers and employees, and any affiliate of such Manager, against any loss, liability, cost, expense, claim or action (including all reasonable costs, charges and expenses paid or incurred in disputing or defending any of the foregoing), which such Manager or such aforementioned persons may incur or which may be made against it arising out of, in relation to or in connection with, any inaccuracy or alleged inaccuracy of any of the representations and warranties contained in § 8(1) above or in connection with any untrue statement or alleged untrue statement contained in any Disclosure Document or any omission or alleged omission to state therein a material fact to make the statements therein not misleading, except insofar as such losses, liabilities, costs, expenses, claims or actions are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Manager furnished to the Issuer in writing by such Manager expressly for use therein, it being understood and agreed that the only such information relating to any such Manager furnished to the Issuer in writing for use in any Disclosure Document shall consist of the following information: (i) the names of the Managers appearing on the front and back cover pages of the Pricing Supplement; (ii) the names of the Managers included in the Final Term Sheet (as defined in § 3(b) of Schedule 5); (iii) the names of the Managers in the table following the first paragraph of the text under the caption “Subscription Agreement” in the Pricing Supplement; and (iv) the wording relating to the target market set forth in the Final Term Sheet and the Pricing Supplement provided by the Managers to the Issuer pursuant to § 6(2)(c) above (such information, the “Manager Information”).

§9                                  Agreements of the Issuer

(1)                                 The Issuer shall bear and pay all stamp and other taxes and duties (including interest and penalties) payable pursuant to the laws applicable in the Federal Republic of Germany on or in connection with the issue and purchase by the Managers of the Bonds or the execution or delivery of the Agreements.

(2)                                 The Issuer shall forthwith notify the Managers, if, at any time prior to payment of the net subscription amount (as set out in § 11) to the Issuer, anything occurs which renders or may render untrue or incorrect in any respect any of the representations and warranties given by it.

(3)                                 If at any time prior to the Closing Date any event shall occur as a result of which, in the judgment of the Issuer, it is necessary to amend or supplement any Disclosure Document in order to make the statements therein, in the light of the circumstances when any Disclosure Document is delivered, not misleading, the Issuer shall forthwith prepare and furnish, at its own expense, to the Managers, either amendments to the Disclosure Documents or supplemental information so that the statements in the Disclosure Documents as so amended or supplemented will, in the light of the circumstances when the Disclosure Documents are delivered, be accurate and not misleading.

§10                           Closing Conditions

(1)                                 The Managers shall be obliged to pay for, and take delivery of the Bonds only (A) if: (i) as of the Closing Date, the representations, warranties and agreements of the Issuer herein contained are true and correct in all material respects and have been duly complied with (to the extent that such compliance is due on or before the Closing Date), and (ii)  all timely and reasonable requests for additional information shall have been complied with to the satisfaction of the Managers, and (B) subject to:

(a)                                 receipt by [insert Documentation Manager] (the “Documentation Manager”), on behalf of the Managers, on the Closing Date of a certificate of the Issuer dated the Closing Date and signed on behalf of the Issuer certifying that as of the Closing Date, (i) the representations and warranties contained in § 8(1) and in Schedule 5 are true and correct as if made on the Closing Date, (ii) that the Issuer has complied with all agreements herein contained (to the extent that such compliance is due on or before the Closing Date), and (iii) no stop order suspending the effectiveness of the Registration Statement or preventing the use of any of the Disclosure Documents has been issued and no proceedings for such purpose have been instituted or are pending, or, to the Issuer’s knowledge, are threatened by the Commission;

(b)                                 receipt by the Documentation Manager, on behalf of the Managers, on the Closing Date of the following written opinions and disclosure letters dated the Closing Date, in the form agreed with the Managers:

(i)                                     the opinion of the Legal Department of the Issuer as to the laws of the Federal Republic of Germany;

(ii)                                  the opinion and disclosure letter of Sullivan & Cromwell LLP, U.S. counsel to the Issuer;

(iii)                               the disclosure letter of Simpson Thacher & Bartlett LLP, U.S. counsel to the Managers; and

(iv)                              the opinion of Hengeler Mueller Partnerschaft von Rechtsanwälten mbB, German counsel to the Managers;

(c)                                 receipt by the Registrar prior to or on the Closing Date of:

(i)                                    the CBF Global Certificate duly executed on behalf of the Issuer; and

(ii)                                 the DTC Global Certificate duly executed on behalf of the Issuer;

for authentication and delivery (by it or on its behalf) on the Closing Date (y) of the CBF Global Certificate to CBF and (z) the DTC Global Certificate to Deutsche Bank Trust Company Americas as custodian for DTC, against payment of the net subscription amount for the Bonds pursuant to § 11;

(d)                                receipt by the Documentation Manager, on behalf of the Managers, prior to or on the Closing Date of the documents listed in Schedule 7;

(e)                                  receipt by the Documentation Manager, on behalf of the Managers, on the date of this Agreement and the Closing Date of comfort letters, in the form agreed with the Managers, dated the date of this Agreement and the Closing Date, respectively, from [•]; and

(f)                                   receipt by the Documentation Manager, on behalf of the Managers, of a copy of the Supplemental Agency Agreement as executed, delivered and exchanged by the respective parties thereto.

(2)                                 The Managers may, at their discretion and upon terms as they deem appropriate, waive compliance with the whole or any part of § 10(1) above. Upon delivery and payment as set forth in § 11, the conditions of § 10(1) above shall either be fulfilled or deemed waived, without any prejudice to any liability with respect to an inaccuracy of any representation or warranty.

§11                           Delivery and Payment

Not later than 10:00 a.m. (Frankfurt time) on the Closing Date, [insert Documentation Manager] on behalf and for account of the Managers shall pay, or cause payment of, the net subscription amount of EUR            (being the Issue Price pursuant to § 2, less the commissions pursuant to § 12(1)) in immediately available funds to such account as the Issuer may specify to [insert Documentation Manager] not later than three days before the Closing Date, such payment to be made against (a) delivery of (i) the CBF Global Certificate representing the Bonds sold to holders through CBF and (ii) the DTC Global Certificate representing the Bonds sold to holders through DTC, in each case duly authenticated on behalf of the Registrar, (b) the entry of the number of Bonds represented by the CBF Global Certificate and the DTC Global Certificate, respectively, (constituting together the full aggregate principal amount of EUR           ) in the Register in accordance with the provisions of the Supplemental Agency Agreement, and (c) delivery to the Documentation Manager, on behalf of the Managers, of appropriate evidence of such entry.

§12                           Commissions and Expenses

(1)                                 The Issuer agrees to pay to the Managers on the Closing Date total commissions of            % of the aggregate principal amount of the Bonds in consideration of the obligations of the Managers to purchase the Bonds. Such payment shall be made by means of deduction by the Managers from the Issue Price.

(2)                                 In addition to the commissions payable pursuant to § 12(1) above, the Issuer agrees to bear (except as may be separately agreed with the Managers) (a) all costs and expenses (including value added tax thereon, if any) in connection with (i) the preparation, printing, distribution and publication (where required) of the Disclosure Documents, (ii) the preparation and printing of the Agreements and all other documents relating to the issue, subscription and offering of the Bonds, (iii) the printing and delivery of the CBF Global Certificate and the DTC Global Certificate, (iv) the obtaining and maintaining of the listing of the Bonds on the Stock Exchange, (v) the services of the U.S. and German counsel to the Managers and of its own counsel and its auditors in connection with the issue and subscription of the Bonds, and (vi) all advertising in relation to the issue and offering of the Bonds on which the Issuer and the Managers may agree, and (b) the fees and expenses (including value added tax thereon) of the Registrar and the Paying Agent in connection with the preparation and signing of the Agreements, the issue of the Bonds and the performance of their respective duties under the Supplemental Agency Agreement.

§13                           Termination

The Managers may (after consultation with the Issuer) by notice to the Issuer, terminate this Agreement at any time prior to payment of the net subscription amount to the Issuer if, in the opinion of the Managers, there shall have been such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in their view be likely to prejudice materially the success of the offering and distribution of the Bonds or dealings in the Bonds in the secondary market. Upon such notice being given, the parties to this Agreement shall be released and discharged from their respective obligations under this Agreement and shall have no further liability hereunder except for any liability arising before or in relation to such termination; provided, that the Issuer shall remain liable under § 12 for the costs and expenses of the Managers theretofore incurred or incurred in consequence of the termination.

§14                           Communications

(1)                                 Any document or information furnished or supplied in accordance with this Agreement shall, if not otherwise provided for herein, either be in the German or English language.

(2)                                 All communications given hereunder shall be given by letter or telefax and shall become effective upon receipt.

(3)                                 Subject to written notice of change of address, all communications hereunder shall be given to the following addresses:

(a)                                 If to the Issuer:

KfW
Palmengartenstraße 5-9
60325 Frankfurt am Main
Federal Republic of Germany

Telefax:                          +49 69 7431 66 1284
Attention:                 Bereich FM

(b)                                 If to the Managers:

[ADDRESS]

Telefax:
Attention:

§15                           The Schedules; Severability

(1)                                 Schedules 1 through 7 form part of this Agreement.

(2)                                 Should any provision of this Agreement be or become invalid in whole or in part, the other provisions of this Agreement shall remain in force. Any invalid provision shall be deemed replaced by a valid provision which accomplishes as far as legally possible the economic effects of the invalid provision.

§16                           Governing Law; Place of Performance; Remedies Cumulative

(1)                                 This Agreement shall in all respects be governed by and construed in accordance with the laws of the Federal Republic of Germany without regard to conflict of laws principles.

(2)                                 Place of performance for the obligations of all parties hereto shall be Frankfurt am Main.

(3)                                 The remedies provided herein shall be cumulative to any remedies provided by general provisions of German law.

§17                           Place of Jurisdiction

Any action or other legal proceedings arising out of or in connection with this Agreement shall be brought exclusively in the District Court (Landgericht) in Frankfurt am Main.

§18                           Counterparts

This Agreement is executed in [•] counterparts in the English language. With respect to Schedules 1, 2 and 3 the German language version shall be binding. The English language translations of such Schedules are for convenience only. One executed counterpart each is issued to the Issuer and to each of the Managers. Each executed counterpart shall be an original.

This Agreement has been entered into on the date stated at the beginning.

KfW

Name:	Name:
Title:	Title:

[MANAGER]

NAME:
TITLE:

[MANAGER]

NAME:
TITLE:

[MANAGERS]

Name:
Title:

By Powers of Attorney

Schedule 1.1

German Language Version of the
TERMS AND CONDITIONS OF THE BONDS

ANLEIHEBEDINGUNGEN DER SCHULDVERSCHREIBUNGEN

§ 1

Allgemeine Bestimmungen

(1)                                 Gesamtnennbetrag und Stückelung. Die             % Globalanleihe fällig             der KfW, Frankfurt am Main, Bundesrepublik Deutschland (die “Emittentin”) im Gesamtnennbetrag von

EUR

ist in             untereinander gleichberechtigte Teilschuldverschreibungen in einer Stückelung von je EUR 1.000 (die “Schuldverschreibungen”) eingeteilt.

(2)                                 Globalurkunden. Schuldverschreibungen. Form. Die Schuldverschreibungen sind durch zwei oder mehr Dauerglobalurkunden ohne Zinsscheine verbrieft (die “Globalurkunden”). Eine der beiden Globalurkunden (die “CBF-Globalurkunde”) wird von der Clearstream Banking AG, Frankfurt am Main, (“CBF”) oder einem etwaigen Rechtsnachfolger verwahrt, bis sämtliche Verpflichtungen der Emittentin aus den Schuldverschreibungen erfüllt sind. Die CBF-Globalurkunde lautet auf den Inhaber. Sie verbrieft die Schuldverschreibungen, die für Finanzinstitute verwahrt werden, die Kontoinhaber bei der CBF sind, einschließlich derjenigen Schuldverschreibungen, die über Euroclear Bank SA/NV, (“Euroclear”) und Clearstream Banking, société anonyme, Luxembourg, verwahrt werden, die beide über eine Kontenverbindung mit der CBF verfügen, und weiter einschließlich derjenigen Schuldverschreibungen, die über ein anderes Clearing System verwahrt werden, das über eine Kontenverbindung mit der CBF verfügt. Einzelurkunden und Zinsscheine über einzelne in der CBF-Globalurkunde verbriefte Schuldverschreibungen werden nicht ausgegeben.

Eine oder mehrere weitere Globalurkunde(n) (zusammen die “DTC-Globalurkunde”) werden von der Deutsche Bank Trust Company Americas, New York, oder einem etwaigen Rechtsnachfolger als Verwahrer für The Depository Trust Company, New York (“DTC”) verwahrt, bis sämtliche Verpflichtungen der Emittentin aus den Schuldverschreibungen erfüllt sind. Die DTC-Globalurkunde ist als Namenspapier ausgegeben und auf den Namen von Cede & Co. als dem Beauftragten von DTC (der “Eingetragene Gläubiger”) ausgestellt worden und verbrieft die Schuldverschreibungen, die den von teilnehmenden Finanzinstituten geführten Konten bei DTC gutgeschrieben sind. Einzelurkunden und Zinsscheine über einzelne in der DTC-Globalurkunde verbriefte Schuldverschreibungen werden nicht ausgegeben, es sei denn DTC ist nicht mehr in der Lage oder bereit, ihre Dienste weiterhin anzubieten und ein Nachfolger des Verwahrers der DTC-Globalurkunde wird nicht ernannt. In diesem Fall kann ein Inhaber von in der DTC-Globalurkunde verbrieften Schuldverschreibungen (ein “DTC-Anleihegläubiger”) die Ausgabe von Einzelurkunden über seine Schuldverschreibungen und zugehörigen Zinsscheinen verlangen.

Jede Person, die letztendlich Inhaberin einer Schuldverschreibung ist, wird als “Anleihegläubiger” bezeichnet.

Die CBF-Globalurkunde und die DTC-Globalurkunde tragen jeweils die eigenhändigen Unterschriften zweier ordnungsgemäß bevollmächtigter Vertreter der Emittentin und sind jeweils von der Registerstelle (wie in § 8 definiert) oder in deren Namen mit einer handschriftlichen Kontrollunterschrift versehen. Die durch die CBF-Globalurkunde und die DTC-Globalurkunde verbrieften Schuldverschreibungen entsprechen zusammen dem jeweils ausstehenden Gesamtnennbetrag der Anleihe. Der Betrag, der jeweils auf die durch die CBF-Globalurkunde und die DTC-Globalurkunde verbrieften Schuldverschreibungen entfällt, ergibt sich aus dem Register (das “Register”), das die Registerstelle zu diesem Zweck führt. Kopien der CBF-Globalurkunde und der DTC-Globalurkunde sind bei der Zahlstelle (wie in § 8 definiert) kostenlos erhältlich.

(3)                                 Übertragung. Übertragungen von Schuldverschreibungen setzen entsprechende Depotbuchungen voraus. Übertragungen von Schuldverschreibungen zwischen CBF-Kontoinhabern einerseits und DTC-Teilnehmern andererseits sowie der Austausch von Schuldverschreibungen nach Absatz (4) unten sind während des Zeitraums vom Stichtag (wie in § 5(2) definiert) bis zu dem zugehörigen Zahlungstag (jeweils einschließlich) ausgeschlossen.

(4)                                 Austausch. Die durch die DTC-Globalurkunde verbrieften Schuldverschreibungen können gegen die durch die CBF-Globalurkunde verbrieften Schuldverschreibungen ausgetauscht werden und umgekehrt. Ein solcher Austausch ist im Register zu vermerken und erfolgt durch Erhöhung oder Verminderung des Nennbetrags der durch die DTC-Globalurkunde verbrieften Schuldverschreibungen um den Nennbetrag der so ausgetauschten Schuldverschreibungen und eine gleich hohe Verminderung oder Erhöhung des Nennbetrags der durch die CBF-Globalurkunde verbrieften Schuldverschreibungen.

§ 2

Status

Die Schuldverschreibungen begründen nicht besicherte und nicht nachrangige Verbindlichkeiten der Emittentin und stehen im gleichen Rang mit allen anderen gegenwärtigen und zukünftigen nicht besicherten und nicht nachrangigen Verbindlichkeiten der Emittentin, soweit nicht zwingende gesetzliche Bestimmungen etwas anderes vorschreiben.

§ 3

Zinsen

(1)                                 Zinssatz und Fälligkeit. Die Schuldverschreibungen werden vom             an mit jährlich             % verzinst. Die Verzinsung der Schuldverschreibungen endet mit dem Ablauf des Tages, der dem Tag vorangeht, an dem sie zur Rückzahlung fällig werden. Die Zinsen sind jährlich nachträglich am             zur Zahlung fällig. Der erste Zinszahlungstermin ist der             für den Zeitraum vom             (einschließlich) bis zum             (ausschließlich). [Einzufügen im Falle einer kurzen

oder langen ersten Zinsperiode: Der Zinsbetrag für diesen Zeitraum beläuft sich auf EUR             für den Gesamtnennbetrag der Schuldverschreibungen.]

(2)                                 Verzug. Sofern die Emittentin die Schuldverschreibungen nicht am Fälligkeitstag zurückzahlt, werden die Schuldverschreibungen, vorbehaltlich der Bestimmungen des § 5(3), vom Fälligkeitstag bis zur tatsächlichen Rückzahlung der Schuldverschreibungen zum gesetzlichen Verzugszinssatz verzinst.

(3)                                 Stückzinsen. Sind Zinsen auf einen Zeitraum zu berechnen, der nicht ein Jahr ist, so werden sie auf der Grundlage der taggenauen (ICMA) Zinsberechnungsmethode ermittelt.

§ 4

Fälligkeit; [Vorzeitige Rückzahlung;] Rückkauf

(1)                                 Die Schuldverschreibungen sind am             zu ihrem Nennbetrag zurückzuzahlen. Vorbehaltlich der Bestimmungen in [Einzufügen im Falle eines vorzeitigen Rückzahlungsrechts: Absatz (2) unten und] § 7 ist weder die Emittentin noch ein Anleihegläubiger berechtigt, die Schuldverschreibungen vor ihrer Fälligkeit zur Rückzahlung zu kündigen.

(2)                                 [Einzufügen im Falle eines vorzeitigen Rückzahlungsrechts: Die Schuldverschreibungen können am             nach Wahl der Emittentin insgesamt, jedoch nicht teilweise, mit einer Vorankündigungsfrist von mindestens fünf New Yorker Geschäftstagen (wie in § 5(3) definiert) durch Bekanntmachung gemäß § 10 zum Nennbetrag zusammen mit den Stückzinsen bis zum Rückzahlungstag (ausschließlich) zur Rückzahlung gekündigt werden.]

[(3)]                         Die Emittentin ist berechtigt, Schuldverschreibungen jederzeit im Markt oder anderweitig zu jedem beliebigen Preis zu kaufen und wieder zu verkaufen.

§ 5

Zahlungen

(1)                                 Zahlungen. (a) Zahlungen von Kapital und Zinsen auf die Schuldverschreibungen erfolgen am jeweiligen Zahlungstag (wie in Absatz (4) unten beschrieben) an die CBF in Euro und an den Eingetragenen Gläubiger der DTC-Globalurkunde, der bei Geschäftsschluss am jeweiligen Stichtag (wie in Absatz (2) unten beschrieben) in das von der Registerstelle geführte Register eingetragen ist, oder nach dessen Order in US-Dollar oder Euro nach Maßgabe der nachfolgenden Bestimmungen. Der Betrag der Zahlungen an die CBF einerseits und den Eingetragenen Gläubiger oder nach dessen Order andererseits bemisst sich nach der Höhe des Nennbetrages der Schuldverschreibungen, die durch die CBF-Globalurkunde und die DTC-Globalurkunde verbrieft werden, so wie er durch die Registerstelle (wie in § 8 definiert) bei Geschäftsschluss am jeweiligen Stichtag festgestellt wird. Zahlungen von Kapital erfolgen gegen Einreichung der CBF-Globalurkunde und der DTC-Globalurkunde bei der Zahlstelle (wie in § 8 definiert).

(b)                                 Ein DTC-Anleihegläubiger erhält Zahlungen von Kapital und Zinsen auf die Schuldverschreibungen in US-Dollar, soweit er nicht gemäß den nachfolgend beschriebenen Verfahren Zahlungen in Euro wählt. Soweit DTC-Anleihegläubiger für eine Zahlung von Kapital oder Zinsen keine derartige Wahl getroffen haben, wird der für alle diese DTC-Anleihegläubiger bei dieser Zahlung bestimmte Gesamtbetrag (der “Euro-Umtauschbetrag”) von der Zahlstelle in US-Dollar umgetauscht und durch Überweisung in gleichtägig verfügbaren Mitteln an den Eingetragenen Gläubiger oder dessen Order zur Auszahlung über das Abrechnungssystem der DTC an die betreffenden DTC-Teilnehmer gezahlt. Alle Kosten eines derartigen Umtauschs werden von diesen Zahlungen abgezogen. Jeder derartige Umtausch basiert auf dem Ankaufskurs der Zahlstelle vor oder um 11.00 Uhr (New Yorker Zeit) am zweiten Umtausch-Geschäftstag vor dem jeweiligen Zahlungstag für den Kauf des Euro-Umtauschbetrages durch die Zahlstelle gegen US-Dollar zur Abrechnung an diesem Zahlungstag. “Umtausch-Geschäftstag” ist ein Tag, der zugleich ein New Yorker Geschäftstag und ein Frankfurter Geschäftstag ist (wie jeweils in Absatz (3) unten beschrieben). Falls es einen derartigen Ankaufskurs nicht gibt, wird die Zahlstelle von einer im Devisenhandel führenden Bank in New York City, die von der Zahlstelle zu diesem Zweck ausgewählt wird, einen Ankaufskurs einholen. Falls kein Ankaufskurs einer im Devisenhandel führenden Bank erhältlich ist, erfolgt die Zahlung des Euro-Umtauschbetrages in Euro auf das Konto oder die Konten, die der Zahlstelle von der DTC bezeichnet werden. Bis dieses Konto oder diese Konten derart bezeichnet sind, werden die noch von der Zahlstelle gehaltenen Mittel mit einem Zinssatz, der von der Zahlstelle für bei ihr als Tagesgeld angelegte Einlagen gestellt wird, verzinst, soweit die Zahlstelle vernünftigerweise in der Lage ist, diese Mittel wieder anzulegen.

(c)                                  Ein DTC-Anleihegläubiger kann Zahlung von Kapital und Zinsen auf die Schuldverschreibungen in Euro wählen, indem er die DTC durch den betreffenden DTC-Teilnehmer dazu veranlasst, die Zahlstelle zu dem nachfolgend bestimmten Zeitpunkt über (i) die Wahl dieses DTC-Anleihegläubigers, diese Zahlung ganz oder zum Teil in Euro zu empfangen, und (ii) den Auftrag zur Überweisung auf ein Euro-Konto zu benachrichtigen. Eine derartige Wahl hat für die jeweilige Zahlung durch den DTC-Anleihegläubiger zu dem Zeitpunkt und in der Art und Weise zu erfolgen, wie sie von den jeweils anwendbaren Verfahrensregeln der DTC gefordert wird, und ist gemäß diesen Verfahrensregeln unwiderruflich. Die Benachrichtigung seitens der DTC über diese Wahl, den Überweisungsauftrag und den in Euro gemäß diesem Absatz (1)(c) zahlbaren Betrag muss bei der Zahlstelle vor 17.00 Uhr (New Yorker Zeit) am fünften New Yorker Geschäftstag nach dem jeweiligen Stichtag für Zinsen und vor 17.00 Uhr (New Yorker Zeit) am achten New Yorker Geschäftstag vor dem Zahlungstag für die Zahlung von Kapital eingegangen sein. Zahlungen in Euro gemäß diesem Absatz (1)(c) erfolgen durch Überweisung von gleichtägig verfügbaren Mitteln auf die von der DTC bezeichneten Euro-Konten.

(d)                                 Zahlungen der oder im Namen der Emittentin an die CBF und an den Eingetragenen Gläubiger, der bei Geschäftsschluss am jeweiligen Stichtag eingetragen ist, oder nach dessen Order befreien die Emittentin in Höhe der geleisteten Zahlungen von ihren Verbindlichkeiten aus den Schuldverschreibungen.

(2)                                 Stichtag. Der Stichtag (der “Stichtag”) für die Zwecke von Übertragungsbeschränkungen (wie in § 1(3) bestimmt) und für Zahlungen (wie in Absatz (1) oben bestimmt) von Kapital und Zinsen ist der jeweils frühere der beiden folgenden Termine:

(a) der Tag, nach dem sich aufgrund der jeweils geltenden Regeln der CBF die Empfangsberechtigung der CBF-Kontoinhaber für Zahlungen auf Schuldverschreibungen bestimmt, die auf Euro lauten und in bei der CBF verwahrten Dauerglobalurkunden verbrieft sind, und (b) der zehnte New Yorker Geschäftstag vor dem jeweiligen Fälligkeitstag.

(3)                                 Geschäftstage. Ist ein Fälligkeitstag für die Zahlung von Kapital oder Zinsen in Euro auf eine Schuldverschreibung an CBF und den Eingetragenen Gläubiger oder dessen Order kein Frankfurter Geschäftstag, so wird die betreffende Zahlung erst am nächstfolgenden Frankfurter Geschäftstag geleistet, ohne dass wegen dieser Zahlungsverzögerung zusätzliche Zinsen gezahlt werden. Ist ein Fälligkeitstag für die Zahlung von Kapital oder Zinsen in US-Dollar an den Eingetragenen Gläubiger oder nach dessen Order kein Frankfurter Geschäftstag oder kein New Yorker Geschäftstag, so wird die betreffende Zahlung erst am nächsten Tag, der zugleich ein Frankfurter und New Yorker Geschäftstag ist, geleistet, ohne dass wegen dieser Zahlungsverzögerung zusätzliche Zinsen gezahlt werden. Ein “Frankfurter Geschäftstag” ist jeder Tag (außer einem Samstag oder Sonntag), an dem Kreditinstitute in Frankfurt am Main für den Geschäftsverkehr geöffnet sind. Ein “New Yorker Geschäftstag” ist jeder Tag, außer einem Samstag oder Sonntag, der weder ein gesetzlicher Feiertag noch ein Tag ist, an dem Banken berechtigt oder gesetzlich, durch Vorschrift oder durch Anordnung verpflichtet sind, in New York City zu schließen.

(4)                                 Zahlungstag und Fälligkeitstag. Im Sinne dieser Anleihebedingungen ist “Zahlungstag” der Tag, an dem, gegebenenfalls aufgrund einer Anpassung gemäß Absatz (3) oben, die Zahlung tatsächlich zu leisten ist, und “Fälligkeitstag” der vorgesehene Zinszahlungstermin oder Tag der Fälligkeit der Schuldverschreibung ohne Berücksichtigung einer solchen Anpassung.

(5)                                 Substitution der Zahlstelle. Die Zahlstelle ist berechtigt, sich hinsichtlich ihrer Aufgaben und Verpflichtungen nach dem vorstehenden Absatz (1)(a) bis (c) hinsichtlich Zahlungen an den Eingetragenen Gläubiger oder nach dessen Order durch die mit ihr verbundene Gesellschaft DBTCA zu substituieren, sofern, soweit gesetzlich erforderlich, eine zusätzliche Zahlstelle in der Bundesrepublik Deutschland aufrecht erhalten wird.

§ 6

Steuern

Sämtliche Zahlungen der Emittentin auf die Schuldverschreibungen sind ohne Abzug oder Einbehalt von Steuern oder sonstigen Abgaben zu leisten, es sei denn, die Emittentin ist rechtlich verpflichtet, solche Steuern oder Abgaben abzuziehen oder einzubehalten. Fallen derartige Abzüge oder Einbehalte an, so ist die Emittentin nicht verpflichtet, irgendwelche zusätzlichen Beträge auf die Schuldverschreibungen zu zahlen.

§ 7

Kündigung durch Anleihegläubiger

Jeder Anleihegläubiger ist berechtigt, seine Schuldverschreibungen zur Rückzahlung zum Nennbetrag zuzüglich bis zum Rückzahlungstag aufgelaufener Zinsen zu kündigen, falls die

Emittentin nach Maßgabe dieser Anleihebedingungen zahlbare Beträge nicht innerhalb von 30 Tagen nach dem betreffenden Fälligkeitstag zahlt. Das Kündigungsrecht erlischt, wenn die Emittentin die betreffende Zahlung an die CBF und an den Eingetragenen Gläubiger oder nach dessen Order geleistet hat, bevor der Anleihegläubiger das Kündigungsrecht ausgeübt hat. Die Kündigung zur Rückzahlung hat in der Weise zu erfolgen, dass der Anleihegläubiger der Emittentin eine schriftliche Kündigungserklärung übergibt oder durch eingeschriebenen Brief übermittelt und dabei durch eine Bescheinigung seiner Depotbank (wie in § 11(3) definiert) gemäß § 11(3)(a) nachweist, dass er im Zeitpunkt der Kündigung Anleihegläubiger der betreffenden Schuldverschreibungen ist.

§ 8

Die Erfüllungsgehilfen

(1)                                 Anfängliche Erfüllungsgehilfen und bezeichnete Geschäftsstellen. Die anfängliche Zahlstelle und die anfängliche Registerstelle (zusammen die “Erfüllungsgehilfen”) und ihre anfänglichen Geschäftsstellen, durch welche sie handeln (die “Bezeichneten Geschäftsstellen”), sind am Ende dieser Anleihebedingungen aufgeführt.

(2)                                 Änderung der Erfüllungsgehilfen und ihrer Bezeichneten Geschäftsstellen. Die Emittentin behält sich das Recht vor, jederzeit die Bestellung der Zahlstelle oder der Registerstelle zu ändern oder zu beenden oder einer Änderung der Geschäftsstelle, durch welche sie handeln, zuzustimmen, vorausgesetzt, dass stets eine Registerstelle und eine Zahlstelle vorhanden sein muss, und weiter vorausgesetzt, dass solange die Schuldverschreibungen an einer Börse oder Börsen zugelassen sind (und die Regeln dieser Börse(n) es erfordern), die Emittentin eine Zahlstelle mit Bezeichneter Geschäftsstelle an dem Börsenort bzw. den Börsenorten zu unterhalten hat. Die Emittentin hat jede Änderung in der Person der Erfüllungsgehilfen oder ihrer Bezeichneten Geschäftsstellen durch Veröffentlichung gemäß § 10 bekannt zu machen.

(3)                                 Keine Rechtsbeziehungen. Die Erfüllungsgehilfen handeln als solche ausschließlich als Erfüllungsgehilfen der Emittentin und haben keinerlei rechtliche Beziehung welcher Art auch immer mit dem Eingetragenen Gläubiger oder einem Anleihegläubiger und sind diesen gegenüber in keinem Fall verantwortlich.

§ 9

Begebung weiterer Schuldverschreibungen

Die Emittentin behält sich vor, von Zeit zu Zeit ohne Zustimmung der Anleihegläubiger weitere Schuldverschreibungen mit gleicher Ausstattung (gegebenenfalls mit Ausnahme des Tages des Verzinsungsbeginns) in der Weise zu begeben, dass sie mit den Schuldverschreibungen zusammengefasst werden, eine einheitliche Emission mit ihnen bilden und ihren Gesamtnennbetrag erhöhen. Der Begriff “Schuldverschreibungen” umfasst im Fall einer solchen Erhöhung auch solche zusätzlichen Schuldverschreibungen.

§ 10

Bekanntmachungen

Alle Bekanntmachungen, die die Schuldverschreibungen betreffen, erfolgen (a) in der Bundesrepublik Deutschland im elektronischen Bundesanzeiger und, soweit darüber hinaus rechtlich erforderlich, in den weiteren gesetzlich bestimmten Medien und (b) zusätzlich in einer in englischer Sprache erscheinenden und in New York City allgemein verbreiteten führenden Tageszeitung (voraussichtlich The Wall Street Journal). Sämtliche Bekanntmachungen werden wirksam am dritten Tag, der auf die Veröffentlichung folgt oder, sofern die Veröffentlichung mehr als einmal oder an verschiedenen Tagen erfolgt, am dritten Tag, der auf die erste Veröffentlichung folgt.

§ 11

Anwendbares Recht; Gerichtsstand;

Geltendmachung von Ansprüchen; Sprache

(1)                                 Anwendbares Recht. Form und Inhalt der Schuldverschreibungen, die Rechte und Pflichten der Anleihegläubiger und der Emittentin bestimmen sich in jeder Hinsicht nach deutschem Recht. Jede Verfügung über bei der DTC verwahrte Schuldverschreibungen, einschließlich Übertragungen und Verpfändungen, die zwischen DTC-Teilnehmern und zwischen der DTC selbst und DTC-Teilnehmern durchgeführt werden, unterliegen dem Recht des Staates New York.

(2)                                 Gerichtsstand. Zuständig für alle Klagen oder sonstigen Verfahren aus oder im Zusammenhang mit den Schuldverschreibungen ist ausschließlich das Landgericht in Frankfurt am Main.

(3)                                 Geltendmachung von Ansprüchen. Jeder Anleihegläubiger kann in Rechtsstreitigkeiten gegen die Emittentin oder in Rechtsstreitigkeiten, an denen der Anleihegläubiger und die Emittentin beteiligt sind, im eigenen Namen seine Rechte aus den ihm zustehenden Schuldverschreibungen unter Vorlage folgender Unterlagen wahrnehmen und durchsetzen: (a) einer Bescheinigung seiner Depotbank, die (i) den vollen Namen und die volle Anschrift des Anleihegläubigers bezeichnet, (ii) einen Nennbetrag von Schuldverschreibungen angibt, die am Ausstellungstag dieser Bescheinigung dem bei dieser Depotbank bestehenden Depot des Anleihegläubigers gutgeschrieben sind, und (iii) bestätigt, daß die Depotbank der CBF oder der DTC sowie der Registerstelle eine schriftliche Mitteilung gemacht hat, die die Angaben gemäß (i) und (ii) enthält, und Bestätigungsvermerke der CBF oder der DTC sowie des betroffenen CBF-Kontoinhabers oder DTC-Teilnehmers trägt, sowie (b) einer von einem Vertretungsberechtigten der CBF oder der DTC oder der Registerstelle beglaubigten Ablichtung der CBF-Globalurkunde oder der DTC-Globalurkunde. Im Sinne der vorstehenden Bestimmungen ist “Depotbank” ein Bank- oder sonstiges Finanzinstitut (einschließlich CBF, DTC und ihrer Teilnehmer, einschließlich jedes anderen Clearing Systems, das eine Kontenverbindung mit CBF unterhält oder DTC-Teilnehmer ist) von allgemein anerkanntem Ansehen, das eine Genehmigung für das Wertpapier-Depotgeschäft hat und bei dem der Anleihegläubiger Schuldverschreibungen im Depot verwahren lässt.

(4)                                 Sprache. Diese Anleihebedingungen sind in deutscher Sprache abgefasst. Eine Übersetzung in die englische Sprache ist beigefügt. Der deutsche Text ist verbindlich und maßgeblich. Die Übersetzung in die englische Sprache ist unverbindlich.

Registerstelle und Zahlstelle

Deutsche Bank Aktiengesellschaft

Taunusanlage 12

60325 Frankfurt am Main

Bundesrepublik Deutschland

Schedule 1.2

Non-binding English Translation of the

TERMS AND CONDITIONS OF THE BONDS

§ 1

General Provisions

(1)                                 Aggregate Principal Amount and Denomination. The issue of the             % Global Bonds due             of KfW, Frankfurt am Main, Federal Republic of Germany (the “Issuer”) in the aggregate principal amount of

EUR

is divided into             bonds in the denomination of EUR 1,000 each, which rank pari passu among themselves (the “Bonds”).

(2)                                 Global Certificates, Bonds and Form. The Bonds will be represented by two or more permanent global certificates without interest coupons (the “Global Certificates”). One of the Global Certificates (the “CBF Global Certificate”) is kept in custody by Clearstream Banking AG, Frankfurt am Main (“CBF”), or any successor, until all obligations of the Issuer under the Bonds have been satisfied. The CBF Global Certificate is issued in bearer form and represents the Bonds credited to accounts of financial institutions that are accountholders of CBF, including such Bonds which are held through Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, société anonyme, Luxembourg, each of which maintains an account with CBF, and further including such Bonds which are held through any other clearing system which maintains an account with CBF. Definitive certificates and interest coupons for individual Bonds represented by the CBF Global Certificate shall not be issued.

The other Global Certificate or Global Certificates (together, the “DTC Global Certificate”) will be kept in custody by Deutsche Bank Trust Company Americas, New York, or any successor, as custodian for The Depository Trust Company, New York (“DTC”) until all obligations of the Issuer under the Bonds have been satisfied. The DTC Global Certificate is issued in registered form in the name of Cede & Co., as nominee of DTC (the “Registered Holder”), and represents the Bonds credited to accounts maintained with DTC by financial institutions that are participants in DTC. Definitive certificates and interest coupons for individual Bonds represented by the DTC Global Certificate shall not be issued, unless DTC is unable or unwilling to continue providing its services and a successor securities depositary is not obtained. In such a case, a holder of Bonds represented by the DTC Global Certificate (a “DTC Holder”) may request the issue of definitive certificates representing its individual Bonds and corresponding interest coupons.

Each person ultimately holding a Bond is referred to as a “Holder”.

The CBF Global Certificate and the DTC Global Certificate shall each be manually signed by two authorized representatives of the Issuer and manually authenticated by or on behalf of the Registrar (as defined in § 8). The Bonds represented by the CBF Global Certificate and the DTC Global Certificate, respectively, will together equal the aggregate principal amount of the Bonds outstanding at any time. The amount of Bonds represented by each of the CBF

Global Certificate and the DTC Global Certificate is evidenced by the register (the “Register”) kept by the Registrar. Copies of the CBF Global Certificate and the DTC Global Certificate are available free of charge at the Paying Agent (as defined in § 8).

(3)                                 Transfer. Transfers of Bonds shall require appropriate entries in securities accounts. Transfers of Bonds between CBF accountholders, on the one hand, and DTC participants, on the other hand, and exchanges of Bonds pursuant to § 1(4) below may not be effected during the period commencing on the Record Date (as defined in § 5(2)) and ending on the related payment date (both dates inclusive).

(4)                                 Exchange. The Bonds represented by the DTC Global Certificate may be exchanged for Bonds represented by the CBF Global Certificate, and vice versa. Such exchanges shall be recorded in the Register and shall be effected by an increase or a decrease in the principal amount of the DTC Global Certificate by the principal amount of Bonds so exchanged and a corresponding decrease or increase in the principal amount of the CBF Global Certificate.

§ 2

Status

The Bonds constitute unsecured and unsubordinated obligations of the Issuer and rank pari passu with all other present and future unsecured and unsubordinated obligations of the Issuer, but subject to any applicable mandatory statutory exceptions.

§ 3

Interest

(1)                                 Interest Rate and Due Dates. The Bonds bear interest at the rate of             % per annum as from            . The Bonds shall cease to bear interest upon the end of the day preceding the day on which they become due for redemption. Interest shall be payable annually in arrears on            . The first interest payment date shall be             for the period commencing on             (inclusive) and ending on             (exclusive). [Insert in case of short or long first coupon: The interest amount for this period shall total Euro              for the aggregate principal amount of EUR             .]

(2)                                 Late Payment. Should the Issuer fail to redeem the Bonds on the due date therefor, interest on the Bonds shall, subject to the provisions of § 5(3), accrue beyond the due date until actual redemption of the Bonds at the default rate of interest established by law.

(3)                                 Accrued Interest. If it is necessary to compute interest for a period of other than a full year, interest shall be calculated on the basis of the actual/actual (ICMA) interest determination method.

§ 4

Maturity, [Early Redemption,] Repurchase

(1)                                 The Bonds shall be redeemed at par on            . Subject to the provisions of [Insert in case of a call option: §4(2) below and] § 7, neither the Issuer nor any Holder shall be entitled to redeem the Bonds prior to their stated maturity.

(2)                                 [Insert in case of a call option: The Bonds may be redeemed, as a whole but not in part, at par on             at the option of the Issuer upon not less than five New York Business Days (as defined in § 5(3)) prior written notice given in accordance with § 10 together with interest accrued to, but excluding, the redemption date.]

[(3)]                         The Issuer may at any time purchase and resell Bonds in the open market or otherwise at any price.

§ 5

Payments

(1)                                 Payments. (a) Payments of principal of, and interest on, the Bonds shall be made on the relevant payment date (as described in § 5(4) below) to CBF in Euro and to, or to the order of, the Registered Holder of the DTC Global Certificate registered at the close of business on the relevant Record Date (as described in § 5(2) below) in the Register kept by the Registrar in U.S. dollars or Euro as set forth below. The amount of payments to CBF and to, or to the order of, the Registered Holder, respectively, shall correspond to the principal amount of Bonds represented by the CBF Global Certificate and the DTC Global Certificate, as established by the Registrar (as defined in § 8) at the close of business on the relevant Record Date. Payments of principal shall be made upon surrender of the CBF Global Certificate and the DTC Global Certificate, as the case may be, to the Paying Agent (as defined in § 8).

(b)                                 Any DTC Holder shall receive payments of principal and interest in respect of the Bonds in U.S. dollars, unless such DTC Holder elects to receive payments in Euro in accordance with the procedures set out below. To the extent that DTC Holders shall not have made such election in respect of any payment of principal or interest, the aggregate amount designated for all such DTC Holders in respect of such payment (the “Euro Conversion Amount”) shall be converted by the Paying Agent into U.S. dollars and paid by wire transfer of same day funds to, or to the order of, the Registered Holder for payment through DTC’s settlement system to the relevant DTC participants. All costs of any such conversion shall be deducted from such payments. Any such conversion shall be based on the bid quotation of the Paying Agent, at or prior to 11:00 a.m. (New York time), on the second Conversion Business Day preceding the relevant payment date, for the purchase by the Paying Agent of the Euro Conversion Amount with U.S. dollars for settlement on such payment date. “Conversion Business Day” means a day which is a New York Business Day and a Frankfurt Business Day (all as defined in § 5(3) below). If such bid quotation is not available, the Paying Agent shall obtain a bid quotation from a leading foreign exchange bank in New York City selected by the Paying Agent for such purpose. If no bid quotation from a leading foreign exchange bank is available, payment of the Euro Conversion Amount will be made in Euro to the account or accounts specified by DTC to the Paying Agent. Until such account or accounts are so specified, the funds still held by the Paying Agent shall bear interest at the rate of interest quoted by the Paying Agent for deposits with it on an overnight basis, to the extent that the Paying Agent is reasonably able to reinvest such funds.

(c)                                  Any DTC Holder may elect to receive payment of principal and interest with respect to the Bonds in Euro by causing DTC, through the relevant DTC participant, to notify the Paying Agent by the time specified below of (i) such DTC Holder’s election to receive all or a portion of such payment in Euro and (ii) wire transfer instructions to a Euro account. Such election in respect of any payment shall be made by the DTC Holder at the time and in the manner required by the DTC procedures applicable from time to time and shall, in accordance with such procedures, be irrevocable. DTC’s notification of such election, wire transfer instructions and the amount payable in Euro pursuant to this § 5(1)(c) must be received by the Paying Agent prior to 5:00 p.m. (New York time) on the fifth New York Business Day following the relevant Record Date in the case of interest and prior to 5:00 p.m. (New York time) on the eighth New York Business Day prior to the payment date for the payment of principal. Any payments under this § 5(1)(c) in Euro shall be made by wire transfer of same day funds to Euro accounts designated by DTC.

(d)                                 All payments made by or on behalf of the Issuer to CBF and to, or to the order of, the Registered Holder at the close of business on the relevant Record Date, respectively, shall discharge the liability of the Issuer under the Bonds to the extent of the sums so paid.

(2)                                 Record Date. The record date (the “Record Date”) for purposes of transfer restrictions (as determined in § 1(3)) and payments (as determined in § 5(1) above) of principal and interest shall be, in respect of each such payment, the earlier of the following dates: (a) the date determined in accordance with the conventions observed by CBF from time to time for the entitlement of CBF accountholders to payments in respect of debt securities denominated in Euro and represented by permanent global certificates held in custody by CBF; and (b) the tenth New York Business Day prior to the relevant payment date.

(3)                                 Business Days. If any due date for payment of principal or interest in Euro in respect of any Bonds to CBF and to, or to the order of, the Registered Holder is not a Frankfurt Business Day, such payment will not be made until the next following Frankfurt Business Day, and no further interest shall be paid in respect of the delay in such payment. If any due date for payment of principal or interest in U.S. dollars in respect of any Bond to, or to the order of, the Registered Holder is not a Frankfurt Business Day or not a New York Business Day, such payment shall not be made until the next day which is both a Frankfurt Business Day and a New York Business Day, and no further interest shall be paid in respect of the delay in such payment. “Frankfurt Business Day” means any day (other than a Saturday or Sunday) on which credit institutions are open for business in Frankfurt am Main. “New York Business Day” means any day (other than a Saturday or Sunday), that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York City.

(4)                                 Payment Date and Due Date. For the purposes of these Terms and Conditions, “payment date” means the day on which the payment is actually to be made, where applicable as adjusted in accordance with §5(3) above, and “due date” means the interest payment date or the maturity date provided for herein, without taking account of any such adjustment.

(5)                                 Substitution of Paying Agent. The Paying Agent may, in respect of its functions and duties under § 5(1)(a) through (c) above with respect to payments to, or to the order of, the Registered Holder, substitute for itself its affiliate DBTCA, if and to the extent, if so required by law, an additional Paying Agent will be maintained in the Federal Republic of Germany.

§ 6

Taxes

All payments by the Issuer in respect of the Bonds shall be made without deduction or withholding of taxes or other duties, unless such deduction or withholding is required by law. In the event of such deduction or withholding, the Issuer shall not be required to pay any additional amounts in respect of the Bonds.

§ 7

Termination for Default

Any Holder may, at its option, declare its Bonds due and demand repayment thereof at their principal amount plus interest accrued to the date of repayment if the Issuer shall fail to pay any amount payable hereunder within 30 days from the relevant due date. The right to declare Bonds due shall cease if the Issuer has made payment to CBF and to, or to the order of, the Registered Holder before the Holder has exercised such right. Any notice declaring Bonds due shall be made by means of a written notice to be delivered by hand or registered mail to the Issuer together with proof that such Holder at the time of such notice is a Holder of the relevant Bonds by means of a certificate of the Holder’s Custodian (as defined in § 11(3)) pursuant to § 11(3)(a).

§ 8

The Agents

(1)                                 Initial Agents and Specified Offices. The initial Paying Agent and Registrar (together, the “Agents”) and their initial offices through which they act (the “Specified Offices”) are set forth at the end of these Terms and Conditions.

(2)                                 Change of Agents and their Specified Offices. The Issuer reserves the right at any time to vary or terminate the appointment of the Paying Agent or Registrar or approve any change in the office through which they act, provided that there shall at all times be a Registrar and Paying Agent, and provided further that so long as the Bonds are listed on any stock exchange(s) (and the rules of such stock exchange(s) so require), the Issuer shall maintain a Paying Agent with a Specified Office in the city in which such stock exchange(s)

is (are) located. The Issuer shall give notice of any change in the Agents or their Specified Offices by publication in accordance with § 10.

(3)                                 No Legal Relationship. The Agents in such capacity are acting exclusively as agents of the Issuer and do not have any legal relationship of whatever nature with the Registered Holder or the Holders and are not in any event accountable to the Registered Holder or any Holder.

§ 9

Further Issues

The Issuer reserves the right, from time to time without the consent of the Holders, to issue additional bonds, on terms identical in all respects to those set forth herein (except as to the date from which interest shall accrue), so that such additional bonds shall be consolidated with, form a single issue with and increase the aggregate principal amount of, the Bonds. The term “Bonds” shall, in the event of such increase, also include such additional bonds.

§ 10

Notices

All notices regarding the Bonds shall be published (a) in the Federal Republic of Germany in the electronic Federal Gazette (elektronischer Bundesanzeiger), and, to the extent legally required, in addition thereto, in any other form of media prescribed by law, and (b) also in a leading daily newspaper printed in the English language and of general circulation in New York City (expected to be The Wall Street Journal). Any notice will become effective for all purposes on the third day following the date of its publication, or, if published more than once or on different dates, on the third day following the date of first publication.

§ 11

Governing Law, Jurisdiction, Enforcement, Language

(1)                                 Governing Law. The Bonds, both as to form and content, as well as the rights and duties of the Holders and the Issuer shall be governed by and shall be construed in accordance with the laws of the Federal Republic of Germany. Any disposition of the Bonds held through DTC, including transfers and pledges, executed between DTC participants, and between DTC itself and DTC participants, shall be governed by the laws of the State of New York.

(2)                                 Jurisdiction. Any action or other legal proceedings arising out of or in connection with the Bonds may exclusively be brought in the District Court (Landgericht) in Frankfurt am Main.

(3)                                 Enforcement. Any Holder may in any proceedings against the Issuer or to which the Holder and the Issuer are parties protect and enforce in its own name its rights arising under its Bonds on the basis of (a) a certificate issued by its Custodian (i) stating the full name and address of the Holder, (ii) specifying a principal amount of Bonds credited on the date of such statement to such Holder’s securities account maintained with such Custodian and (iii) confirming that the Custodian has given a written notice to CBF or DTC, as the case may be, and the Registrar containing the information pursuant to (i) and (ii) and bearing acknowledgements of CBF or DTC and the relevant CBF accountholder or DTC participant and (b) a copy of the CBF Global Certificate or the DTC Global Certificate certified as being a true copy by a duly authorized officer of CBF or DTC, as the case may be, or the Registrar. For purposes of the foregoing, “Custodian” means any bank or other financial institution of recognised standing authorized to engage in securities custody business with which the Holder maintains a securities account in respect of any Bonds and includes CBF, DTC and its participants, including any other clearing system which maintains an account with CBF or participates in DTC.

(4)                                 Language. These Terms and Conditions are written in the German language and accompanied by an English language translation. The German text shall be controlling and binding. The English language translation is provided for convenience only.

Registrar and Paying Agent

Deutsche Bank Aktiengesellschaft

Taunusanlage 12

60325 Frankfurt am Main

Federal Republic of Germany

Schedule 2.1

German Language Version of the

FORM OF THE CBF GLOBAL CERTIFICATE

ISIN •	Common Code •
CUSIP •	WKN •

KfW

Frankfurt am Main, Bundesrepublik Deutschland

EUR                    % Globalanleihe fällig

DIESE GLOBALURKUNDE IST ERSTELLT WORDEN, UM WÄHREND DER GESAMTEN LAUFZEIT DER SCHULDVERSCHREIBUNGEN VON DER CLEARSTREAM BANKING AG (“CBF” ODER “VERWAHRER”) VERWAHRT ZU WERDEN UND ALS GRUNDLAGE FÜR DIE LIEFERUNG UND ÜBERTRAGUNG VON SCHULDVERSCHREIBUNGEN IM VERWAHR- UND EFFEKTENGIROSYSTEM DER CBF ZU DIENEN. DIESE GLOBALURKUNDE WIRD VON DER CBF VERWAHRT, BIS SÄMTLICHE VERPFLICHTUNGEN DER KFW AUS DEN SCHULDVERSCHREIBUNGEN ERFÜLLT SIND. ZAHLUNGEN DER KFW AN DIE CBF BEFREIEN DIE KFW IN HÖHE DER GELEISTETEN ZAHLUNGEN VON IHREN VERBINDLICHKEITEN AUS DEN SCHULDVERSCHREIBUNGEN.

INHABER-GLOBALURKUNDE

über einen Nennbetrag von

bis zu          Euro

(EUR         )

Schuldverschreibungen

der         % Globalanleihe fällig          im Gesamtnennbetrag von          Euro (EUR          ) der KfW (die “Emittentin”).

Diese Globalurkunde verbrieft bis zu          Teilschuldverschreibungen in einer Stückelung von je EUR 1.000 (die “Schuldverschreibungen”). Sie ist von der Emittentin als Inhaberurkunde begeben und bei der CBF zur Verwahrung eingeliefert worden, um die Lieferung und Übertragung von Schuldverschreibungen im Verwahr- und Effektengirosystem der CBF zu ermöglichen. Einzelurkunden über einzelne Schuldverschreibungen und Zinsscheine werden nicht ausgegeben.

Die tatsächliche Zahl der durch diese Globalurkunde jeweils verbrieften Schuldverschreibungen sind den Konten der teilnehmenden Finanzinstitute beim Verwahrer gutgeschrieben, die ihrerseits auf dem Register der Deutsche Bank Aktiengesellschaft, Frankfurt am Main (das “Register”), die als Registerstelle für die Emittentin fungiert, oder eines etwa von der Emittentin bestellten Nachfolgers in dieser Funktion (die “Registerstelle”) beruhen. Im Falle von Unstimmigkeiten zwischen dem Register und den Unterlagen des Verwahrers ist das Register, außer im Falle eines offenkundigen Irrtums, maßgeblich.

Die Emittentin verpflichtet sich hiermit, nach Maßgabe der beigefügten Anleihebedingungen (die “Anleihebedingungen”) dem Inhaber dieser Urkunde bei Fälligkeit der Schuldverschreibungen den Nennbetrag der Teilschuldverschreibungen, die durch diese Urkunde verbrieft sind, zu zahlen und auf den in dieser Urkunde verbrieften Nennbetrag Zinsen zu zahlen.

Die Anleihebedingungen sind Teil dieser Globalurkunde.

Diese Globalurkunde ist nur wirksam, wenn sie mit der im Namen der Registerstelle geleisteten handschriftlichen Kontrollunterschrift versehen ist.

Frankfurt am Main, Bundesrepublik Deutschland

KfW

Kontrollunterschrift
(geleistet im Namen von
Deutsche Bank Aktiengesellschaft
als Registerstelle)

Schedule 2.2

Non-binding English Translation of the

FORM OF THE CBF GLOBAL CERTIFICATE

ISIN •	Common Code •
CUSIP •	WKN •

KfW

Frankfurt am Main, Federal Republic of Germany

EUR                   % Global Bonds due

THIS GLOBAL CERTIFICATE HAS BEEN CREATED IN ORDER TO BE HELD IN CUSTODY BY CLEARSTREAM BANKING AG (“CBF” OR THE “DEPOSITARY”) AND TO SERVE AS THE BASIS FOR THE DELIVERY AND TRANSFER OF BONDS TO BE HELD IN THE CBF DEPOSITARY AND CLEARING SYSTEM THROUGHOUT THE LIFE OF THE BONDS. THIS GLOBAL CERTIFICATE WILL BE KEPT IN CUSTODY BY CBF UNTIL ALL OBLIGATIONS OF KFW UNDER THE BONDS HAVE BEEN SATISFIED. ALL PAYMENTS MADE BY KFW TO CBF SHALL DISCHARGE THE LIABILITY OF KFW UNDER THE BONDS TO THE EXTENT OF THE SUMS SO PAID.

GLOBAL BEARER CERTIFICATE

representing a principal amount of

up to          Euro (EUR         )

Bonds

of the         % Global Bonds due          in the aggregate principal amount of          Euro (EUR         ) issued by KfW (the “Issuer”).

This Global Certificate represents up to          bonds in the denomination of EUR 1,000 each (the “Bonds”). It has been issued by the Issuer as a bearer instrument and been deposited with CBF in order to permit delivery and transfer of Bonds within the CBF depositary and clearing system. Definitive certificates representing individual Bonds and interest coupons shall not be issued.

The actual number of Bonds represented from time to time by this Global Certificate are recorded in the accounts of the Depositary for its participating financial institutions, which in turn shall be based on the register (the “Register”) maintained by Deutsche Bank Aktiengesellschaft, Frankfurt am Main, or any successor in such capacity appointed by the Issuer, acting as registrar (the “Registrar”) on behalf of the Issuer. In the case of any inconsistency between the Register and the records of the Depositary, the Register prevails, except in the case of manifest error.

The Issuer hereby undertakes to pay to the bearer hereof, on the maturity date of the Bonds, the principal amount of the Bonds represented hereby and to pay interest on the principal amount of the Bonds represented hereby, all in accordance with the Terms and Conditions of the Bonds (the “Terms and Conditions”) attached hereto.

The Terms and Conditions form part of this Global Certificate.

This Global Certificate is only valid if it has been provided with the manual authentication signature on behalf of the Registrar.

Frankfurt am Main, Federal Republic of Germany

KfW

Authentication signature
for and on behalf of
Deutsche Bank Aktiengesellschaft,
as Registrar

Schedule 3.1

German Language Version of the

FORM OF THE DTC GLOBAL CERTIFICATE

ISIN	Common Code
CUSIP	WKN

KfW

Frankfurt am Main, Bundesrepublik Deutschland

EUR                   % Globalanleihe fällig

UNLESS THIS GLOBAL CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY GLOBAL CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED HOLDER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN AND IS WITHOUT ANY LEGAL EFFECT.

NAMENS-GLOBALURKUNDE

über einen Nennbetrag von

bis zu         Euro

(EUR         )

Schuldverschreibungen

der         % Globalanleihe fällig          im Gesamtnennbetrag von           Euro (EUR         ) der KfW (die “Emittentin”).

Diese Globalurkunde verbrieft bis zu          Teilschuldverschreibungen in einer Stückelung von je EUR 1.000 (die “Schuldverschreibungen”). Sie ist von der Emittentin als Namenspapier an Cede & Co. als Beauftragte der DTC begeben und in das Verwahr- und Clearingsystem der DTC zur Verwahrung eingeliefert worden, um die Lieferung und Übertragung von Schuldverschreibungen innerhalb dieses Systems im Buchungswege ohne Lieferung effektiver Stücke zu ermöglichen. DTC und deren etwaiger Nachfolger als Verwahrer dieser Sammelschuldverschreibung werden in dieser Urkunde auch als “Verwahrer” bezeichnet. Die Globalurkunde wird nur in gewissen Ausnahmefällen gemäß § 1 der beigefügten Anleihebedingungen (die “Anleihebedingungen”) gegen Einzelurkunden über einzelne Schuldverschreibungen und Zinsscheine ausgetauscht.

Die tatsächliche Zahl der in dieser Globalurkunde jeweils verbrieften Schuldverschreibungen sind den Konten der teilnehmenden Finanzinstitute beim Verwahrer gutgeschrieben, die ihrerseits auf dem Register der Deutsche Bank Aktiengesellschaft, Frankfurt am Main (das “Register”), die als Registerstelle für die Emittentin fungiert, oder eines etwa von der Emittentin bestellten Nachfolgers in dieser Funktion (die “Registerstelle”) beruhen. Im Falle von Unstimmigkeiten zwischen dem Register und den Unterlagen des Verwahrers ist das Register, außer im Falle eines offenkundigen Irrtums, maßgeblich.

Die Emittentin verpflichtet sich hiermit, nach Maßgabe der beigefügten Anleihebedingungen an oder nach Order von Cede & Co. oder an ihren bzw. nach Order ihres eingetragenen Zessionars am Tag der Fälligkeit der Schuldverschreibungen den Nennbetrag der Teilschuldverschreibungen, die durch diese Urkunde verbrieft sind, zu zahlen und auf den in dieser Urkunde verbrieften Nennbetrag Zinsen zu zahlen.

Diese Globalurkunde kann nur insgesamt übertragen werden, und zwar nur entweder von DTC auf einen Beauftragten der DTC, von einem Beauftragten der DTC auf DTC oder auf einen anderen Beauftragten der DTC oder von DTC oder einem solchen Beauftragten auf einen als Nachfolger der DTC fungierenden neuen Verwahrer oder einen Beauftragten eines solchen neuen Verwahrers. Die Übertragung ist nur wirksam, wenn sie in den zu diesem Zweck von der Registerstelle geführten Unterlagen vermerkt wird.

Die Anleihebedingungen sind Teil dieser Globalurkunde.

Diese Globalurkunde ist nur wirksam, wenn sie mit der im Namen der Registerstelle geleisteten handschriftlichen Kontrollunterschrift versehen ist.

Frankfurt am Main, Bundesrepublik Deutschland

KfW

Kontrollunterschrift
(geleistet im Namen von
Deutsche Bank Aktiengesellschaft
als Registerstelle)

Schedule 3.2

Non-binding English Translation of the

FORM OF THE DTC GLOBAL CERTIFICATE

ISIN	Common Code
CUSIP	WKN

KfW

Frankfurt am Main, Federal Republic of Germany

Euro                                        % Global Bonds due

UNLESS THIS GLOBAL CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY GLOBAL CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED HOLDER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN AND IS WITHOUT ANY LEGAL EFFECT.

GLOBAL REGISTERED CERTIFICATE

representing a principal amount of

up to          Euro

(EUR        )

Bonds

of the          % Global Bonds due          in the aggregate principal amount of          Euro (EUR         ), issued by KfW (the “Issuer”).

This Global Certificate represents up to          bonds in the denomination of Euro 1,000 each (the “Bonds”). It has been issued by the Issuer in registered form to Cede & Co., as nominee of DTC, and been deposited in the DTC depositary and clearing system in order to permit delivery and transfer of Bonds in book-entry form without physical delivery of definitive certificates within that system. DTC and its successor, if any, as depositary for this Global Certificate shall herein also be referred to as the “Depositary”. The Global Certificate shall only be exchanged for definitive certificates representing individual Bonds and interest coupons in certain limited circumstances in accordance with § 1 of the Terms and Conditions of the Bonds (the “Terms and Conditions”) attached hereto.

The actual number of Bonds represented from time to time by this Global Certificate are recorded in the accounts of the Depositary for its participating financial institutions, which in turn shall be based on the register (the “Register”) maintained by Deutsche Bank Aktiengesellschaft, Frankfurt am Main, or any successor in such capacity appointed by the Issuer, acting as registrar (the “Registrar”) on behalf of the Issuer. In the case of any inconsistency between the Register and the records of the Depositary, the Register prevails, except in the case of manifest error.

The Issuer hereby undertakes to pay to or to the order of Cede & Co. or its registered assign, on the maturity date of the Bonds, the principal amount of the Bonds represented hereby and to pay interest on the principal amount of the Bonds represented hereby, all in accordance with the Terms and Conditions attached hereto.

This Global Certificate may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depositary or a nominee of such successor depositary. Any transfer shall be effective only if registered upon the books maintained for that purpose by the Registrar.

The Terms and Conditions form part of this Global Certificate.

This Global Certificate is only valid if it has been provided with the manual authentication signature on behalf of the Registrar.

Frankfurt am Main, Federal Republic of Germany

KfW

Authentication signature
for and on behalf of
Deutsche Bank Aktiengesellschaft,
as Registrar

Schedule 4

MANAGERS’ COMMITMENTS

MANAGER	Commitments EUR

________	________

________	________

TOTAL	________

Schedule 5

PROVISIONS APPLICABLE BY REASON OF THE DISTRIBUTION OF THE BONDS
IN THE UNITED STATES

Because it is expected that a portion of the Bonds may be distributed in the United States, the Issuer and the Managers agree as follows:

1.                                      Representations and Warranties.  The Issuer represents and warrants to the Managers as of the date hereof that:

(a)                                 the Registration Statement has been declared effective, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose has been instituted or, to the knowledge of the Issuer, threatened by the Commission;

(b)                                 the Disclosure Documents comply, and, as amended or supplemented, if applicable, will comply in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder;

(c)                                  (i) each part of the Registration Statement, when such part became effective, did not contain, and each such part, as amended or supplemented, does not and will not contain, as of the applicable effective date or filing date, as the case may be, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) the Pricing Prospectus, when considered together with the Final Term Sheet (as defined in § 3(b) of this Schedule), did not, as of the Relevant Time (as defined in § 3(4) of this Agreement), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; (iii) the Prospectus will not, as of the date of the Pricing Supplement, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (iv) the Prospectus will not, as of the Closing Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (v) any issuer free writing prospectus relating to the Bonds will not, as of its issue date and through the Closing Date, include any information that conflicts with the information contained in the Registration Statement, the Pricing Prospectus or the Prospectus, and will not, when considered together with the Registration Statement, the Pricing Prospectus or the Prospectus, as of the date it is issued or filed pursuant to Rule 433 of the Securities Act Regulations, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the foregoing representations and warranties shall not apply to statements or omissions in the Disclosure Documents made in reliance upon and in conformity with Manager Information (as defined in § 8(2) of this Agreement) furnished to the Issuer in writing by a Manager directly or through the other Managers expressly for use therein; and

(d)                                 the use of the proceeds from the sale of the Bonds does not, and will not, conflict with or infringe the KfW Law, the By-laws (Satzung) of the Issuer or any of its other obligations or any rule of law (including, without limitation, any statute, regulation, rule, decree or order) to which it is subject with respect to such particular use.

2.                                      Agreements of the Issuer.  The Issuer agrees as follows:

(a)                                 if not filed as of the date hereof, to file the Pricing Supplement with the Commission within the time periods specified by Rule 424 (b) under the Securities Act;

(b)                                 to furnish, upon the reasonable request of the Managers, without charge, to the Managers and to U.S. counsel for the Managers, a conformed copy of the Registration Statement (as originally filed) and each amendment thereto, in each case without exhibits and in each case to the extent applicable to the Bonds, and, during the period mentioned in paragraph (e) below, to each Manager as many copies of the Prospectus (including all amendments and supplements thereto) as the Managers may reasonably request;

(c)                                  before filing any amendment or supplement to the Registration Statement, the Prospectus Supplement, the Pricing Prospectus or the Prospectus applicable to the Bonds, whether before or after the time the Registration Statement becomes effective, to furnish to U.S. counsel for the Managers a copy of the proposed amendment or supplement for review and not to file any such proposed amendment or supplement to which the U.S. counsel for the Managers promptly and reasonably objects;

(d)                                 to advise the Managers promptly, and to confirm such advice in writing (i) as to when any amendment to the Registration Statement applicable to the Bonds shall have become effective, (ii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus for any additional information, in each case applicable to the Bonds, (iii) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation or threatening of any proceeding for that purpose (in each case to the extent applicable to the Bonds) or of any stop order suspending or preventing the use of the Pricing Prospectus or the Prospectus or any issuer free writing prospectus relating to the Bonds and (iv) of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Bonds for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and to use its best efforts to prevent the issuance of any such stop order or notification and, if issued, to obtain as soon as possible the withdrawal thereof;

(e)                                  if, during such period of time within six months after the first date of the public offering of the Bonds, in the opinion of U.S. counsel for the Managers, a prospectus is required by law to be delivered in connection with sales by any Manager or dealer, any event shall occur as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances when the Prospectus is delivered to a purchaser, not misleading, or if it is necessary to amend or supplement the Prospectus to comply with law, forthwith to notify the Managers and upon request of the Managers to prepare and furnish, at their own expense, to the Managers and to the dealers (whose names and addresses the

Managers will furnish to the Issuer) to which Bonds may have been sold by any Manager, such amendments or supplements to the Prospectus as may be necessary so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus is delivered to a purchaser, be misleading or so that the Prospectus, as so amended or supplemented, will comply with law; and in case any Manager is required to deliver the Prospectus in connection with sales of any Bonds at any time six months or more after the date of the Prospectus, upon request of the Managers but at the expense of such Manager, to prepare and furnish to such Manager an amended or supplemented Prospectus complying with Section 10(a)(3) of the Securities Act;

(f)                                   to make generally available to holders of the Bonds and to the Managers as soon as practicable an earnings statement for the purposes of, and to provide the benefits contemplated by, the provisions of Section 11(a) of the Securities Act and Rule 158 of the Securities Act Regulations; and

(g)                                  to endeavor to qualify the Bonds for offer and sale under the securities or Blue Sky laws of such jurisdictions, if and to the extent KfW and the Managers have so agreed, and to continue such qualification so long as reasonably necessary for the distribution of the Bonds and to pay all fees and expenses (including fees and disbursements of counsel to the Managers) reasonably incurred in connection with such qualification and in connection with the determination of the eligibility of the Bonds for investment under the laws of such jurisdictions as agreed between KfW and the Managers; provided, however, that the Issuer shall not be required to register or qualify as a foreign corporation or a dealer in securities or to subject itself to taxation or to file a general consent to service of process in any jurisdiction.

3.                                      Free Writing Prospectuses.

(a)                                 The Issuer shall not, subject to § 1(c)(v) and § 3(b) of this Schedule, make any offer relating to Bonds that would constitute a “free writing prospectus” (as defined in Rule 405 of the Securities Act Regulations), without the prior consent of the Managers and the Issuer shall comply with the requirements of Rule 433 of the Securities Act Regulations with respect to any such free writing prospectus;

(b)                                 Subject to the last sentence of this § 3(b), the Issuer shall prepare a final term sheet (the “Final Term Sheet”), containing a summary of the terms of the Bonds, which shall be in a form approved by the Managers and shall reflect the terms agreed with the Managers. The Issuer shall file the Final Term Sheet with the Commission pursuant to Rule 433(d) of the Securities Act Regulations within the time period prescribed by such Rule.  These provisions shall not apply if the Managers shall have advised the Issuer, prior to pricing of the Bonds, that term sheet(s) will not be used in connection with the sale of the Bonds.

4.                                      Agreements of the Managers.  Each Manager shall not make any offer relating to the Bonds that would constitute a “free writing prospectus” (as defined in Rule 405 of the Securities Act Regulations) required to be filed with the Commission pursuant to Rule 433 of the Securities Act Regulations, without the prior consent of the Issuer; provided, however, that, unless the Managers have advised the Issuer pursuant to § 3(b) of this Schedule that term sheet(s) are not to be used in connection with the sale of the Bonds, each Manager may, in its discretion, distribute one or more term sheets relating to the Bonds containing customary information that is consistent, in all material respects, with the Final Term Sheet prepared and filed by the Issuer pursuant to § 3(b) of this Schedule. Any free writing prospectus (including, without limitation, any term sheet) permitted by the preceding sentence (i) shall not, as of its issue date and through the Closing Date, include any information that conflicts with the information contained in the Registration Statement and the Prospectus, and (ii) shall not, when considered together with the Registration Statement and the Prospectus, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no Manager shall make any representation and warranty to the Issuer with respect to statements in or omissions from any such free writing prospectus made in reliance upon and in conformity with any (y) “issuer information” (as defined in Rule 433 of the Securities Act Regulations) prepared by the Issuer or (z) information furnished to any Manager in writing by the Issuer for use in such free writing prospectus.

5.                                      Indemnification.  The Issuer agrees to indemnify each Manager and its directors, officers and employees and each person, if any, who controls any Manager within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and any affiliate of such Manager, from and against any and all losses, claims, damages and liabilities arising out of or in connection with the distribution of the Bonds in the United States (including without limitation the legal fees and other expenses reasonably incurred in connection with any such suit, action or proceeding or claim asserted) caused by any untrue statement or alleged untrue statement of a material fact contained in any Disclosure Document (as defined in § 3(2) of this Agreement and which term, for the avoidance of doubt, includes the Registration Statement, the Prospectus and the other documents specified in such § 3(2)), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon Manager Information (as defined in § 8(2) of this Agreement) furnished to the Issuer in writing by such Manager directly or through the other Managers expressly for use therein.

Each Manager agrees, severally and not jointly, to indemnify the Issuer, its directors (or persons performing similar functions), officers and employees and other persons who sign the Registration Statement and each person, if any, who controls the Issuer within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and any affiliate of the Issuer, to the same extent as the foregoing indemnity from the Issuer to such Manager, but only with reference to Manager Information (as defined in § 8(2) of this Agreement) furnished to the Issuer by such Manager in writing directly or through the other Managers expressly for use in the Disclosure Documents.

If any suit, action, proceeding (including any governmental investigation), claim or demand shall be brought or asserted in the United States against any person in respect of which indemnity may be sought pursuant to either of the two preceding paragraphs, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnity may be sought (the “Indemnifying Person”) in writing, and the Indemnifying Person, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the

Indemnified Person to represent the Indemnified Person and any others the Indemnifying Person may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary, (ii) the Indemnifying Person has failed within a reasonable time after receiving such request to retain counsel reasonably satisfactory to the Indemnified Person or (iii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Person shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such Indemnified Persons, and that all such fees and expenses shall be reimbursed as they are incurred. Any such separate firm for the Managers shall be designated in writing by the Documentation Manager, on behalf of the Managers, and any such separate firm for the Issuer or its directors or officers who sign the Registration Statement and such control persons of the Issuer shall be designated in writing by the Issuer. The Indemnifying Person shall not be liable for any settlement of any proceeding in which it has elected to participate effected without its written consent, but if such a suit is settled with such consent or if any proceeding in which the Indemnifying Person, after having received notice thereof, shall have elected not to participate is settled with or without such consent or if there be a final judgement for the plaintiff, the Indemnifying Person agrees to indemnify the Indemnified Person from and against any loss or liability by reason of such settlement or judgement. Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested an Indemnifying Person to reimburse the Indemnified Person for fees and expenses of counsel as contemplated by the third sentence of this paragraph, the Indemnifying Person agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such Indemnifying Person of the aforesaid request and (ii) such Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement. No Indemnifying Person shall, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding.

If, as a result of the distribution of the Bonds in the United States and notwithstanding § 16(1) of this Agreement, an Indemnified Person cannot avail itself of the indemnification provided for in this § 5 in whole or in part, then each Indemnifying Person shall contribute to the amount paid or payable by such Indemnified Person as a result of the losses, claims, damages or liabilities referred to above (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuer on the one hand and the Managers on the other from the offering of the Bonds or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Issuer on the one hand and the Managers on the other in connection with the statements or omissions which resulted in losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Issuer on the one hand and the Managers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Issuer bear to the total underwriting discounts and commissions received by the Managers. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuer, on the one hand, or the Managers, on the other, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an Indemnified Person as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any action or claim which is the subject of this subsection. Notwithstanding the provisions of this subsection, no Manager shall be required to contribute any amount in excess of the amount by which the total price at which the Bonds subscribed by it and distributed to the public were offered to the public exceeds the amount of any damages which such Manager has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Managers’ obligations in this subsection to contribute are several in proportion to their respective underwriting commitments and not joint.

The indemnity agreements contained in this § 5 are in addition to any liability which the Indemnifying Persons may otherwise have to the Indemnified Persons referred to above.

The indemnity provisions contained in this § 5 and the representations and warranties of the Issuer contained herein shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Manager or any person controlling any Manager or by or on behalf of the Issuer, its officers or directors (or persons performing similar functions) or any person controlling the Issuer or signing the Registration Statement and (iii) acceptance of and payment for any of the Bonds.

6.                                      Sale in the United States.  Each Manager agrees to notify Simpson Thacher & Bartlett LLP, as U.S. counsel to the Managers, of the U.S. Sales Amount applicable to it seven calendar days after the Closing Date. The Managers agree to cause Simpson Thacher & Bartlett LLP to promptly thereafter report the aggregate U.S. Sales Amounts applicable to the Managers to Sullivan & Cromwell LLP, as U.S. counsel to the Issuer. For purposes of the foregoing, the U.S. Sales Amount applicable to a Manager shall mean the total aggregate principal amount of Bonds initially sold in the United States by such Manager as part of its initial allotment.

Nothing in this Schedule 5 shall constitute a submission by the Issuer or any Manager to the jurisdiction of any court of or in the United States.

7.                                      Stabilization

In connection with this offering of bonds, the Stabilization Manager or any person acting for it may purchase and sell the Bonds in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Stabilization Manager or any person acting for it of a greater number of the Bonds than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Bonds while the offering is in progress.

The Stabilization Manager may also impose a penalty bid, which occurs when a particular Manager repays to the Stabilization Manager a portion of the underwriting discount received by it because the Stabilization Manager or any person acting for it has repurchased Bonds sold by or for the account of such Manager in stabilizing or short covering transactions.

These activities by the Stabilization Manager or any person acting for it may stabilize, maintain or otherwise affect the market price of the Bonds. As a result, the price of the Bonds may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Stabilization Manager or any person acting for it at any time. These transactions may be effected in the over-the-counter market or otherwise.

8.                                      Interpretation

Notwithstanding that this Schedule shall be governed by and construed in accordance with German law, any terms used in this Schedule reflecting terms used in U.S. federal securities laws shall be interpreted according to the meanings attributed to them in such laws.

Schedule 6

SELLING RESTRICTIONS

(1)                                 Each Manager represents and agrees that in relation to each Relevant Member State, with effect from and including the Relevant Implementation Date, it has not made and will not make an offer of the Bonds to the public in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the Bonds to the public in that Relevant Member State at any time in any circumstances which do not require the publication by the Issuer of a prospectus pursuant to (i) Article 3(2) of the Prospectus Directive or (ii) any applicable national law of that Relevant Member State.

For the purposes of this provision, the following expressions have the meanings specified:

“offer of the Bonds to the public” in relation to the Bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Bonds to be offered so as to enable an investor to decide to purchase or subscribe the Bonds, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State;

“Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in the Relevant Member State;

“Relevant Member State” means each Member State of the European Economic Area which has implemented the Prospectus Directive, except Luxembourg; and

“Relevant Implementation Date” means the date on which the Prospectus Directive is implemented in a Relevant Member State.

(2)                                 Each Manager represents and agrees that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or the sale of such Bonds in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Bonds in, from or otherwise involving the United Kingdom.

As used herein, “United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.

(3)                                 Each Manager agrees that in connection with any offering and distribution of the Bonds and the distribution of the Disclosure Documents in the United States such Manager will comply with and cause any of its affiliates which offers or sells Bonds in the United States to comply with applicable United States law and any applicable laws, rules and regulations of any relevant state jurisdiction.

(4)                                 Each Manager acknowledges and agrees that the Bonds have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “Financial Instruments and Exchange Act”) and that it will not offer or sell any Bonds, directly or indirectly, in Japan or to, or for the benefit of, any Japanese person or to others, for re-offering or resale, directly or indirectly, in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirement of, and otherwise in compliance with, the Financial Instruments and Exchange Act of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

(5)                                 The Bonds will not be qualified for sale under the securities laws and regulations of any province or territory of Canada. Each Manager represents and agrees that it has not offered, sold, distributed or delivered, and that it will not offer, sell, distribute or deliver, any Bonds, directly or indirectly, in Canada or to, or for the benefit of, any resident thereof in contravention of the securities laws or regulations of any province or territory of Canada. Each Manager further agrees to deliver to any dealer who purchases any Bonds from it a notice stating in substance that, by purchasing such bonds, such dealer represents and agrees that it has not offered, sold, distributed or delivered, and it will not offer, sell, distribute or deliver, any such Bonds, directly or indirectly, in Canada or to, or for the benefit of, any resident thereof in contravention of the securities laws or regulations of any province or territory of Canada and that it will deliver to any other dealer to whom it sells any of such bonds a notice containing substantially the same statement as is contained in this sentence. Each Manager agrees not to distribute or deliver the prospectus or any other offering material relating to the Bonds in Canada in contravention of the securities laws or regulations of any province or territory of Canada. Each Manager agrees to furnish upon request a certificate stating that such Manager has complied with the restrictions described above.

(6)                                 Each Manager represents and agrees that (a) it has not offered or sold, and will not offer or sell, in Hong Kong, by means of any document, any Bonds other than (i) to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong (“CO”) or (iii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) (“SFO”) and any rules made under the SFO, or (iv) in other circumstances which do not result in the document being a “prospectus” within the meaning of the CO; and (b) it has not issued, or had in its possession for the purposes of issue, and will not issue, or have in its possession for the purposes of issue (in each case whether in Hong Kong or elsewhere), any advertisement, invitation or document relating to the Bonds, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made under the SFO.

(7)                                 Each Manager acknowledges that (other than in the United States) no action has been or will be taken in any jurisdiction by the Managers or the Issuer that would permit a public offering of the Bonds, or possession or distribution of any of the Disclosure Documents or any other offering material, in any jurisdiction where action for those purposes is required. Each Manager will comply with all applicable laws and regulations in each jurisdiction in which it purchases, offers, sells, distributes or delivers Bonds or has in its possession or distributes any of the Disclosure Documents or any other offering material and will obtain or make, give or fulfill any consent, approval, registration, notice, permission or other regulatory requirement required by it or the Issuer for the purchase, offer, sale, distribution or delivery of the Bonds and the possession or distribution of any of the Disclosure Documents or any other offering material under the laws and regulations in force in any jurisdiction to which it is subject or in or from which it makes any such purchase, offer, sale, distribution or delivery, in all cases at its own expense.

Schedule 7

DOCUMENTS TO BE FURNISHED PURSUANT TO § 10(1)(d)

(1)                                 A certificate issued by two duly authorized officers of the Issuer to the effect that:

(a)                                 the certified copy of the Law concerning KfW (Gesetz über die Kreditanstalt für Wiederaufbau) with a non-binding certified English translation, and

(b)                                 the certified copy of the By-Laws (Satzung) of the Issuer in the German language with a non-binding certified English translation provided by the Issuer are true, accurate and up-to-date;

(2)                                 a certified copy of the resolution of the Board of Supervisory Directors (Verwaltungsrat) authorizing the issue of bonds up to a specified amount together with a certificate by officers of KfW that this amount will not be exceeded as a result of the issue of the Bonds;

(3)                                 a certificate issued by two duly authorized officers of the Issuer to the effect that any person who signed on behalf of the Issuer any document delivered prior to or on the Closing Date in connection with the Bonds, was at the respective times of such signing and delivery duly elected or appointed, qualified and acting as such director or officer or duly appointed and acting as such attorney-in-fact, and the signatures of such persons appearing on such documents are their genuine signatures thereof; and

(4)                                 if signing on behalf of the Issuer is by an attorney-in-fact, the original copy of the power of attorney signed by two members of the Board of Managing Directors of the Issuer by which the person(s) named therein is (are) empowered by the Issuer to execute and deliver on its behalf the Subscription Agreement, the Supplemental Agency Agreement, the Global Certificates and all other documents relating to the issue, subscription and offering of the Bonds.

Unless otherwise indicated above, all certified copies shall be certified by two duly authorized officers of the Issuer to be accurate, complete and up-to-date.